As filed with the Securities and Exchange Commission on June 15, 2020.

Registration No. 333-233573

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1

TO

Form S-8

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

HEALTHEQUITY, INC.

(Exact name of registrant as specified in its charter)

Delaware	52-2383166
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

15 W. Scenic Pointe Dr., Suite 100 Draper, Utah	84020
(Address of Principal Executive Offices)	(Zip Code)

HealthEquity, Inc. 2014 Equity Incentive Plan
(Full title of the plan)

Jon Kessler

President and Chief Executive Officer

15 W. Scenic Pointe Dr., Ste. 100

Draper, Utah 84020

(Name and address of agent for service)

(801) 727-1000

(Telephone number, including area code, of agent for service)

Copies to:

Steven Gartner, Esq.
Michael A. Katz, Esq.
Willkie Farr & Gallagher LLP

787 Seventh Avenue
New York, New York 10019

(212) 728-8000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☐
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

DEREGISTRATION OF SECURITIES

HealthEquity, Inc. (the “Company”) is filing this Post-Effective Amendment to the registration statement on Form S-8 (Registration No. 333-233573) (the “Registration Statement”) to withdraw and remove from registration 5,255,027 unissued and unsold shares of the Company’s common stock, par value $0.0001 per share (the “Common Stock”) that were originally registered under the Registration Statement.

On August 30, 2019, pursuant to the Agreement and Plan of Merger, dated June 26, 2019, by and among the Company, WageWorks, Inc. (“WageWorks”), and Pacific Merger Sub Inc., a wholly owned subsidiary of the Company (“Merger Sub”), Merger Sub merged with and into WageWorks, with WageWorks being the surviving corporation and continuing as a wholly owned subsidiary of the Company. The Registration Statement registered an additional 5,255,027 shares of Common Stock, issuable under the HealthEquity, Inc. 2014 Equity Incentive Plan, as amended and restated (the “Plan”), in accordance with, and subject to the terms and conditions of, an exception under Rule 5635(c)(3) of the NASDAQ Market Rules and Regulations (“Rule 5635(c)(3)”), which additional shares of Common Stock represented the remaining number of shares of common stock, par value $0.001 per share, of WageWorks that were available for issuance under the WageWorks, Inc. Amended and Restated 2010 Equity Incentive Plan.

Pursuant to an exception under Rule 5635(c)(3), shares that are available for grant under a pre-existing shareholder approved plan of an issuer that is acquired in an acquisition or merger, may be used (after appropriate adjustment of the number of shares to reflect the transaction) by the listed acquiring company for certain post-transaction grants, either under the pre-existing plan or another plan, provided that, among other things, the time during which those shares are available for grants is not extended beyond the period when they would have been available under the pre-existing plan, absent the transaction.

The Company has not issued any of the 5,255,027 shares of Common Stock registered under the Registration Statement, and as of May 26, 2020, the shares registered on the Registration Statement were no longer available for issuance, as the time had passed under the pre-existing plan during which the shares would have been available for grants. As a result, the Company cannot issue the 5,255,027 shares of Common Stock registered under the Registration Statement. In accordance with undertakings made by the Company in the Registration Statement to remove from registration, by means of a post-effective amendment, any of the securities that remain unsold at the termination of the offering, the Company hereby removes from registration the securities of the Company registered but unsold under the Registration Statement as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Draper, State of Utah, on June 15, 2020.

HEALTHEQUITY, INC.

By:	/s/ Darcy Mott
Name:	Darcy Mott
Title:	EVP and Chief Financial Officer

No other person is required to sign this Post-Effective Amendment No. 1 to the Registration Statement in reliance on Rule 478 of the Securities Act of 1933, as amended.